Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form F-3 of our report dated April 30, 2024 relating to the consolidated financial statements of Chijet Motor Company, Inc, appearing in its Annual Report on Form 20-F for the year ended December 31, 2023, 2022 and 2021. Our report contains an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Assentsure PAC

Assentsure PAC

Singapore

August 6, 2024